As filed with the Securities and Exchange Commission on August 4, 2000.
                                           Registration Statement No. 333- _____
================================================================================
                             SECURITIES AND EXCHANGE
                              WASHINGTON, DC 20549
                              --------------------

                                    FORM S-8
 (including registration of shares for resale by means of a Form S-3 Prospectus)
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                              INNKEEPERS USA TRUST
             (Exact name of Registrant as specified in its Charter)

                   Maryland                           65-0503831
  (State or other jurisdiction of       (I.R.S. Employer Identification Number)
  incorporation or organization)

                             306 Royal Poinciana Way
                            Palm Beach, Florida 33480
           (Address of principal executive office, including zip code)

                            1994 SHARE INCENTIVE PLAN
                            (Full title of the Plan)

                                 Mark A. Murphy
                          General Counsel and Secretary
                              Innkeepers USA Trust
                             306 Royal Poinciana Way
                            Palm Beach, Florida 33480
                                 (561) 835-1800
       (Name, address, including zip code, and telephone number including area code, of agent for service)

                                 With a copy to:
                            David C. Wright, Esquire
                                Hunton & Williams
                          Riverfront Plaza, East Tower
                              951 East Byrd Street
                          Richmond, Virginia 23219-4074
                                 (804) 788-8638

                              --------------------

                         CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                   Proposed maximum     Proposed maximum
    Title of securities         Amount to be        offering price         Aggregate            Amount of
     To be registered          Registered (1)         per share          offering price      Registration fee
----------------------------------------------------------------------------------------------------------------
Common Shares, $.01 par
value                         3,700,000 shares        11.32 (2)           $41,884,000            $11,058
================================================================================================================

         (1) Plus such additional number of shares as may hereafter become issuable pursuant to the Innkeepers USA Trust 1994 Share Incentive Plan (the "Plan") in the event of a share dividend, share split, recapitalization or other similar transaction without receipt of consideration, which results in an increase in the number of share outstanding.
         (2) Estimated solely for the purpose of computing the registration fee. This amount was calculated pursuant to Rules 457(c) and 457(h)(i) promulgated under the Securities Act of 1933, as amended. The price per share is based on
(i) 1,662,500 Common Shares reserved for issuance under the Plan at a price per share of $10.34, which is the average of the high and low prices of the Common Shares on the New York Stock Exchange on August 1, 2000, as reported in the Wall Street Journal, and (ii) 2,037,500 Common Shares reserved for issuance under the Plan and subject to options already granted at a price per share of $12.12, which is the weighted average exercise price per share of the outstanding options.

PART I
                                EXPLANATORY NOTE


         This Registration Statement relates to (i) the resale of 407,188 Common Shares previously issued under our 1994 Share Incentive Plan and (ii) 3,292,812 Common Shares that may be issued in the future upon the exercise of options or the grant of Common Shares under the 1994 Share Incentive Plan.

PROSPECTUS
                              407,188 COMMON SHARES

                              INNKEEPERS USA TRUST

                                  COMMON SHARES

                       ----------------------------------
         This Prospectus relates to 407,188 common shares of Innkeepers USA Trust, which may be offered from time to time by certain selling shareholders of the Company. We will receive no part of the proceeds from sales of the shares. The shares were acquired by the selling shareholders under the Company's 1994 Share Incentive Plan.

         The Company's common shares are listed on the New York Stock Exchange under the symbol "KPA".

         SEE "RISK FACTORS" ON PAGE 4 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                       ----------------------------------

         The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                       ----------------------------------

               The date of this Prospectus is August 4, 2000


         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. CERTAIN SELLING STOCKHOLDERS ARE OFFERING TO SELL SHARES AND SEEKING OFFERS TO BUY SHARES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THE SHARES.

                                TABLE OF CONTENTS

Where You Can Find Additional Information................................  4
Information Incorporated by Reference....................................  4
The Company..............................................................  5
Special Note Regarding Forward-Looking Statements........................  6
Risk Factors.............................................................  7
Federal Income Tax Consequences of the Company's Status as a REIT........ 10
Use of Proceeds.......................................................... 23
Selling Shareholders..................................................... 23
Plan of Distribution..................................................... 24
Legal Matters............................................................ 25
Experts.................................................................. 25

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         This prospectus, and the documents incorporated by reference, may contain "forward-looking" statements as described in Section 27A of the Securities Act of 1993 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements usually include words like "believes," "anticipates" and "expects" and describe our expectations for the future. Of course, these expectations may not be met in important ways for a variety of reasons. We have described some of these reasons in the section of this Prospectus entitled "Risk Factors", and these reasons are also discussed from time to time in the other reports we file with the SEC. You should review them before you make any investment decision. We are not required to update any forward-looking statements we make and we may not make any updates.

                              INNKEEPERS USA TRUST

         Innkeepers USA Trust (the "Company") is a self-managed, self-advised real estate investment trust ("REIT") that owns hotel properties. We generally do business through Innkeepers USA Limited Partnership (the "Partnership"), of which a wholly-owned subsidiary of the Company is the sole general partner and owned an approximate 85% interest as of June 30, 2000, and various other subsidiaries. The Company currently owns 67 hotels containing an aggregate of 8,138 rooms and suites located in 23 states. The hotels include (i) 51 upscale and one mid-priced extended-stay hotels, including 44 Residence Inn hotels, six Summerfield Suites hotels, one Sunrise Suites hotel and one TownePlace Suites by Marriott hotel, and (ii) one upscale and 14 mid-priced limited service hotels, including 12 Hampton Inn hotels, one Comfort Inn hotel, one Holiday Inn Express hotel and one Courtyard by Marriott hotel.

         The Company has a strategy of using multiple lessees and hotel management companies for its hotels. The Company leases 60 of the hotels to Innkeepers Hospitality, Inc. and its affiliates (collectively, the "IH Lessee"), and leases the six Summerfield Suites hotels and one Sunrise Suites hotel (collectively, the "Summerfield Hotels") to affiliates of Wyndham International, Inc. (the "Summerfield Lessee" and, together with the IH Lessee, the "Lessees") under percentage leases. The percentage leases allow the Company to participate in revenue from its hotels by providing for the payment of rent based on percentages of room revenues. The IH Lessee has entered into management contracts with subsidiaries of Marriott International, Inc. ("Marriott") to manage 27 of the Residence Inn hotels. The Summerfield Lessee has entered into management contracts with its affiliate to manage the seven Summerfield Hotels.

         We are a Maryland real estate investment trust. Our executive offices are located at 306 Royal Poinciana Way, Palm Beach, Florida 33480, and our telephone number is (561) 835-1800. Our common shares are traded under the New York Stock Exchange ("NYSE") under the symbol "KPA" and our Series A Cumulative Convertible Preferred Shares are traded on the NYSE under the symbol "KPA pa".


                     RESTRICTIONS ON OWNERSHIP AND TRANSFER

         In order for the Company to maintain its qualification as a REIT, not more than 50% in value of its outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the federal income tax laws to include certain entities) during the last half of any taxable year. Furthermore, if any shareholder or group of shareholders of a Lessee owns, actually or constructively, 10% or more of the shares of beneficial interest of the Company, such Lessee could become a related-party tenant of the Company, which likely would result in loss of REIT status for the Company. The Company's Declaration of Trust prohibits direct or indirect ownership (taking into account applicable ownership provisions of the Internal Revenue Code) of more than 9.8% of the number of outstanding shares of each class of shares of beneficial interest the Company (the "Ownership Limitation"). Generally, the shares of beneficial interest owned by related or affiliated owners will be aggregated for purposes of the Ownership Limitation. Any transfer of shares of beneficial interest that would violate the Ownership Limitation will be void, the intended transferee of such shares will be deemed never to have had an interest in such shares, and such shares will be designated "shares-in-trust." Further, the

Company shall be deemed to have been offered shares-in-trust for purchase at the lesser of (i) the market price (as defined in the Declaration of Trust) on the date the Company accepts the offer or (ii) the price per share in the transaction that created such shares-in-trust (or in certain other cases specified in the Declaration of Trust, such as a gift, the market price on the date of such event). Therefore, the record holder of shares of beneficial interest in excess of the Ownership Limitation will experience a financial loss when such shares are redeemed, if the market price falls between the date of purchase and the date of redemption. The Board of Trustees may grant an exemption from the Ownership Limitation to any person so requesting, so long as
(a) the Board has determined that such exemption will not result in the Company being "closely held" within the meaning of the federal income tax laws, and (b) such person provides to the Board such representations and undertakings as the Board may require.

                                  RISK FACTORS

         Competition
         -----------

         For Guests

         The hotel industry, and the upscale extended-stay and mid-price segments of the lodging market in which the Company operates, is highly competitive. Competitive factors within the industry include room rates, quality of accommodations, name recognition, service levels, reputation, reservation systems, convenience of location and the supply and availability of alternative lodging. The Hotels compete with other existing and new hotels in their geographic markets. The extended-stay and mid-price segments of the hotel industry are very competitive, as several new competitors have entered the market. Many competitors have substantially greater marketing and financial resources than the Company and the Lessees.

         Each of the Hotels is located in a developed area that includes other hotels, many of which are competitive with the Hotels in their locality. The number of competitive hotels in a particular area could have a material adverse effect on the revenues derived from the Hotels or hotels acquired in the future. Many industry analysts have noted that the favorable supply/demand imbalance that characterized much of the 1990s has moderated, and in many cases increases in supply now exceed increases in demand in certain geographic markets and in certain market segments. This has, in turn, resulted in lower occupancies, moderating ADR increases and may result in RevPAR decreases.

         There can be no assurances that competitive new supply in the Company's markets does not or will not negatively impact the performance of the Company's hotels. Customers may be drawn to newly or recently constructed hotels offering lodging in comparable locations at prices competitive with (or lower than) those offered by the Company's hotels. Similarly, there can be no assurance that new or existing competitors will not significantly reduce their rates or offer greater convenience, services or amenities or significantly expand or improve their hotels in the markets in which the Company does or will compete, all of which could materially adversely affect the Company's business and results of operations.

         For Acquisitions

         Competition exists for investment opportunities in upscale extended-stay and mid-price hotels from entities organized for purposes substantially similar to the Company's objectives as well as other purchasers of hotels. The Company may be competing for such hotel investment opportunities with entities that have substantially greater financial resources than the Company or better relationships with franchisors, sellers or lenders. These entities may also generally be able to accept more risk than the Company prudently can manage. Competition may generally reduce the number of suitable hotel investment opportunities offered to the Company and increase the bargaining power of property owners seeking to sell, thereby increasing prices.

         Business Risks
         --------------

         Dependence on Payments under Percentage Leases; Lack of Control

         Certain rules relating to the qualification of a REIT prohibit a REIT from operating hotels. Therefore, the Company leases the Hotels to the Lessee pursuant to the Percentage Leases. (See "-- Recent Developments") The

Company's primary source of revenue is rent payments under the Percentage Leases. The Company must rely on the Lessees and any third-party managers retained by the Lessees, such as Marriott and Summerfield, to operate the Hotels in a manner that generates sufficient cash flow to enable the Lessees to make the rent payments under the Percentage Leases. Ineffective operation of the Hotels may result in the Lessees being unable to pay rent to the Company, including the higher tier percentage rent necessary for the Company to fund its current level of distributions to shareholders.

         Other than as set forth in the applicable Percentage Lease, the Company does not have the authority to require a Hotel to be operated in a particular manner, or to govern any particular aspect of its operation (e.g., setting room rates). Thus, even if the Company's management believes a hotel is being operated inefficiently or in a manner that does not result in a maximization of rent to the Company, the Company cannot require a change in the method of operation. The Company is limited to seeking redress only if the lessee violates the terms of the Percentage Leases, and then only to the extent of the remedies set forth therein.

         Dependence on Lessees and Third-Party Managers

         The Company's success depends upon the ability of the Lessees and any third-party manager retained by the Lessees, such as Marriott and Summerfield, to manage effectively the Hotels, as well as any additional hotels in which the Company invests. The Lessees have limited assets and generally the Lessees must generate sufficient cash flow from the operation of the Hotels, after payment of all operating expenses, to fund the Lessees' rent obligations under the Percentage Leases. There can be no assurance that the Lessees or their third-party managers will effectively operate the Hotels. In the event that the Lessees and their third-party managers fail to effectively operate the Hotels, the Company's internal growth strategy and acquisition strategy would be more difficult to achieve and, therefore, cash available for distribution could be adversely affected.

         Availability of Capital

         The ability of the Company to implement its growth strategy depends on access to capital necessary to invest in additional hotels through the use of borrowings, subsequent issuances of common or preferred shares or other securities or operating cash flow. Access to capital, and in particular equity capital, may be negatively affected by economic conditions or negative perceptions about the performance of or prospects for the real estate industry in general, the hotel industry specifically and, more particularly, the Company.

         Operating Costs and Capital Expenditures; Hotel Renovation

         Hotels in general, including the Hotels, have an ongoing need for renovations and other capital improvements, particularly in older structures, including periodic replacement of furniture, fixtures and equipment at the hotels. Under the terms of the Percentage Leases, the Company is obligated to pay the cost of certain capital expenditures at the Hotels and pay for furniture, fixtures and equipment. If these expenses exceed the Company's estimate, the additional cost could have an adverse effect on the cash available for distribution to shareholders. In addition, renovation of hotels involves certain risks, including construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition in the local geographic market.

         Operating Risks

         The Hotels are subject to all operating risks common to the hotel industry. The hotel industry has experienced volatility in the past, as have the Hotels, and there can be no assurance that such volatility will not occur in the future. These risks include, among other things, declining economic conditions; competition from other hotels; over-building in the hotel industry which has adversely affected occupancy, ADR and RevPAR; increases in operating costs due to inflation and other factors, which increases may not be, and may not necessarily in the future be, offset by increased room rates; dependence on business and commercial travelers and tourism; strikes and other labor disturbances of hotel employees; increases in energy costs and other expenses of travel; and adverse effects of general and local economic conditions. These factors could decrease room revenue of the Hotels and adversely affect the Lessees's ability to make payments of rent under the Percentage Leases to the Company, including payments at the higher tier Percentage Rent levels.

         Risks of Operating Hotels under Franchise Licenses and Marriott Management Agreements

         The continuation of the franchise licenses under which certain of the Hotels are operated is subject to specified operating standards and other terms and conditions. The franchisors that have issued or will issue the franchise licenses periodically inspect their licensed hotels to confirm adherence to their operating standards. The failure of the Company or the Lessees to maintain such standards respecting a Hotel or to adhere to such other terms and conditions could result in the loss or cancellation of a franchise license. The Marriott Management Agreements will allow the Hotels subject thereto to be operated as Residence Inn by Marriott hotels so long as the Company does not breach its obligations under the Marriott Management Agreements or the Percentage Leases relating to such Hotels. Continued operation of such Hotels as Residence Inn by Marriott hotels also requires the Company to make capital improvements as required by Marriott to maintain the hotel in accordance with system standards. It is possible that a franchisor or Marriott, as applicable, could condition the continuation of a franchise license or a Marriott Management Agreement, as applicable, on the completion of capital improvements which management or the Board of Trustees determines are too expensive or otherwise not economically feasible in light of general economic conditions or the operating results or prospects of the affected hotel. In that event, management or the Board of Trustees may elect to allow the franchise license or Marriott Management Agreement to lapse or be terminated. Similarly, the IH Lessee is obligated to fund any operating loss at a Hotel operating under a Marriott Management Agreement. Operating losses could result from a number of factors, including increased expenses resulting from changes in Marriott's system standards. The IH Lessee has limited assets from which to fund operating losses. If the IH Lessee fails or is unable to fund such operating losses, Marriott may have the right to terminate the related Marriott Management Agreement and with it the affected Hotel's right to operate as a Residence Inn by Marriott hotel. In addition, when the term of a franchise license or a Marriott Management Agreement expires, the franchisor or Marriott has no obligation to issue a new franchise license or management agreement, as applicable, for the hotel. The loss of a franchise license or a Marriott Management Agreement could have a material adverse effect upon the operations or the underlying value of the affected Hotel because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor or Marriott. The loss of a franchise license or Marriott Management Agreement for one or more of the Hotels could also have a material adverse effect on rent under the Percentage Leases and cash available for distribution to shareholders.

         Development

         The Company regularly considers development opportunities for hotels that are consistent with its target market, product and brand strategies. Risks associated with development and construction activities may include: (i) the abandonment of development opportunities explored by the Company and the write-off of associated costs; (ii) construction costs exceeding original estimates due to increased materials, labor or other expenses, which could make completion of the hotel uneconomical; (iii) operating results at a newly completed hotel are dependent on a number of factors, including market and general economic conditions, competition and market acceptance, and such hotels may not meet pre-development operating projections; (iv) financing may not be available on favorable terms for the development of a hotel; and (v) construction and stabilization may not be completed on schedule, resulting in increased debt service and construction costs. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations. The occurrence of any of the events described above could adversely affect the Company's ability to achieve projected yields on hotels that it develops or on newly built hotels that it acquires, and could adversely affect the Company's ability to make expected distributions.

         Investment Concentration in Single Industry; Emphasis on Upscale Extended-Stay Market Segment; and Emphasis on Residence Inn by Marriott and Hampton Inn Hotels

         The Company's current growth strategy is to acquire operating hotels, primarily upscale extended-stay hotels. The Company will not seek to invest in assets to reduce the risks associated with an investment in the hotel industry, and is subject to risks inherent in concentrating investments in a single industry and in a single market segment within that industry. The Company will be subject to risks inherent in concentrating investments in any franchise brand, in particular the Residence Inn by Marriott and the Hampton Inn brands, such as a reduction in business following any adverse publicity related to a brand, which could have an adverse effect on the Company's Rent under the Percentage Leases and cash available for distribution to shareholders.

         Concentration of Investments in California, Florida, Washington, Michigan, Texas, Illinois and Pennsylvania

         Eleven of the 67 Hotels are located in California, five are located in each of Florida, Washington and Michigan and four are located in each of Texas, Illinois and Pennsylvania. The concentration of the Company's investments in California, Florida, Washington, Michigan, Texas, Illinois and Pennsylvania could result in adverse events, or conditions which affect those areas in particular, such as economic recessions and natural disasters, having a more significant negative effect on the operations of the combined Hotels, and ultimately cash distributions to shareholders of the Company, than if the Company's investments were more geographically diverse.

         Ownership Limitation

         In order for the Company to maintain its qualification as a REIT, not more than 50% in value of its outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities). Furthermore, if any shareholder or group of shareholders of the IH Lessee or the Summerfield Lessee own, actually or constructively, 10% or more of the shares of beneficial interest of the Company, the IH Lessee or the Summerfield Lessee, as the case may be, could become a related-party tenant of the Company and the Partnership, which likely would result in loss of REIT status for the Company. For the purpose of preserving the Company's REIT qualification, the Company's Declaration of Trust prohibits direct or indirect ownership (taking into account applicable ownership provisions of the Code) of more than 9.8% of the outstanding common shares or any other class of outstanding shares of beneficial interest by any shareholder or group (the "Ownership Limitation"). Generally, the shares of beneficial interest owned by related or affiliated owners will be aggregated for purposes of the Ownership Limitation. Any transfer of shares of beneficial interest that would prevent the Company from continuing to qualify as a REIT under the Code will be void ab initio, the intended transferee of such shares will be deemed never to have had an interest in such shares, and such shares will be designated "Shares-in-Trust." Further, the Company shall be deemed to have been offered Shares-in-Trust for purchase at the lesser of the market price (as defined in the Declaration of Trust) on the date the Company accepts the offer and the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift, devise or non-transfer event (as defined in the Declaration of Trust), the market price on the date of such gift, devise or non-transfer event). Therefore, the record holder of shares of beneficial interest in excess of the Ownership Limitation will experience a financial loss when such shares are redeemed, if the market price falls between the date of purchase and the date of redemption.

         The Company has, in limited instances from time to time, permitted certain owners to own shares in excess of the Ownership Limitation. The Board of Trustees has waived the Ownership Limitation for such owners after following procedures set out in the Company's Declaration of Trust, under which the owners requesting the waivers provided certain information and the Company's counsel provided certain opinions. These waivers established levels of permissible share ownership for the owners requesting the waivers that are higher than the Ownership Limitation - if the owners acquire shares in excess of the higher limits, those shares are subject to the risks described above in the absence of a further waivers. The Board of Trustees is not obligated to grant further waivers and has no current intention to do so with respect to any owners who (individually or aggregated as the Declaration of Trust requires) do not currently own shares in excess of the Ownership Limitation.

         General Risks of Investing in Real Estate

         The Hotels are subject to varying degrees of risk generally incident to the ownership of real property. Income from the Hotels may be adversely affected by adverse changes in national economic conditions, adverse changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, competition from other hotels, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older structures, changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes, hurricanes and other natural disasters (which may result in uninsured losses), acts of war, adverse changes in zoning laws, and other factors which are beyond the control of the Company.

         Real estate investments are relatively illiquid. The ability of the Company to vary its portfolio in response to changes in economic and other conditions is limited. In particular, the Company may not sell any of the DeBoer Hotels in a taxable transaction for a period of up to ten years following November 1, 1996, without the consent of the applicable members of the DeBoer Group. Certain provisions of the Marriott Management Agreements and the Percentage Leases may also limit or delay the Company's ability to sell or refinance the Hotels.

         Each Percentage Lease specifies comprehensive insurance to be maintained on each of the Hotels, including liability, property and casualty and extended coverage. Management of the Company believes that such specified coverage is of the type and amount customarily obtained by owners of hotels similar to the Hotels. Percentage Leases for subsequently acquired hotels will contain similar provisions. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods and hurricanes, that may be uninsurable or not economically insurable and which may impact certain of the Hotels.

         All 11 of the Hotels in California are located in areas that are subject to earthquake activity. These Hotels are located in areas of high seismic risk and some were constructed under pre-1985 building codes. No assurance can be given that an earthquake would not render significant damage to the Hotels that have been constructed in compliance with more recent building codes, or are in areas of lower seismic risk. Additionally, areas in Florida where five of the Hotels are located may experience hurricane or high-wind activity. The Company has earthquake insurance policies on the Hotels located in California and hurricane insurance policies on the Hotels located in Florida. The Company's management and Board of Trustees has used and will use its discretion in determining amounts, coverage limits and deductibility provisions for insurance, with a view to maintaining appropriate insurance coverage on the Company's investments at a reasonable cost and on suitable terms, and may from time to time elect not to carry earthquake or hurricane insurance. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the Company's lost investment. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it not feasible to use insurance proceeds to replace a hotel after it has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to a Hotel.

         Conflicts of Interest

         Mr. Fisher
         ----------

         Conflicts of interest exist between the Company, on the one hand, and the IH Lessee and Mr. Fisher (Chairman, Chief Executive Officer and President of the Company and the majority shareholder of the IH Lessee), on the other hand, with respect to the negotiation and enforcement of the terms of the current and any future Percentage Leases with the IH Lessee. Conflicts also exist related to possible adverse tax consequences to Mr. Fisher and his affiliates upon a sale, refinancing or prepayment of indebtedness secured by certain Hotels contributed to the Company by his affiliates. Additionally, the Company relies substantially on Mr. Fisher and conflicting demands on his time occur, which could lead to decisions which do not reflect solely the interests of the Company's shareholders.

         On March 11, 1996, an entity controlled by Mr. Fisher (the "Seller") purchased a vacant parcel of land in Tysons Corner, Virginia for $915,000. The Seller then began the process of obtaining the governmental approvals necessary to build a hotel on the land and incurred costs of approximately $70,000 in such efforts. In September 1997, the Seller contracted to sell the land to Summerfield Hotel Corporation ("SHC") for $2,400,000. SHC then continued the process of obtaining the governmental approvals and incurred costs of approximately $200,000. In October 1998, SHC failed to close on the purchase of the land and forfeited its deposit under the purchase agreement. The Seller received several offers from unrelated buyers to purchase the land for amounts approximating the SHC price between October 1998 and May 1999 and on May 26, 1999, the Company entered into a contract to purchase the land for $2,400,000 from the Seller. The Company is developing a 120-room Residence Inn by Marriott hotel on the land at a cost of approximately $11,600,000 and anticipates opening the hotel during the fourth quarter of 2000.

         Mr. DeBoer
         -----------

         Mr. DeBoer, who is one of the largest shareholders of the Company, on a diluted basis, and who serves as a Trustee of the Company, and certain of his affiliates have in the past, and continue to be, involved in the development of hotels, including extended-stay hotels. Mr. DeBoer is the Chairman, Chief Executive Officer and major shareholder of Candlewood Hotel Company, Inc. ("Candlewood"), a public hotel company that is the owner, operator and franchisor of Candlewood hotels, an economy extended-stay hotel chain founded by Mr. DeBoer. Hotels developed by Mr. DeBoer and his affiliates, including Candlewood hotels, may compete with the Company's hotels for guests, and other hotel companies with which Mr. DeBoer is affiliated, including Candlewood, may compete with the Company for acquisition opportunities. On November 1, 1996, the Company completed the acquisition of seven Residence Inn by Marriott hotels ("the DeBoer Hotels") from affiliates of Mr. DeBoer (the "DeBoer Group"). Due to the potential adverse tax consequences to members of the DeBoer Group that may result from a sale of the DeBoer Hotels, the Company has agreed with the DeBoer Group that for a period of up to ten years following the closing of the acquisition of the DeBoer Hotels, (i) any taxable sale of a DeBoer Hotel will require the consent of the applicable members of the DeBoer Group and (ii) the Company will maintain at all times outstanding indebtedness of $40 million, subject to reduction upon the occurrence of certain events, including certain redemptions or taxable transfers of Preferred Units by the applicable members of the DeBoer Group (the "Required Indebtedness"). In the event that the Company sells DeBoer Hotels without the required consent or fails to maintain the Required Indebtedness, the Company will be liable for certain resulting income tax liabilities incurred by the applicable members of the DeBoer Group which could be significant. Accordingly, the interests of the Company and Mr. DeBoer may differ with respect to the Hotels, proposed acquisitions of hotels by the Company that are competitive with hotels owned or being considered for acquisition or development by Mr. DeBoer or his affiliates, proposed acquisitions of hotels or sites by the Company that Mr. DeBoer or his affiliates may also have an interest in acquiring, or proposed dispositions of the DeBoer Hotels that management believes are in the best interests of the Company.

         Additionally, the Company has, for the last three years, placed substantially all of its insurance (including officers' and trustees' liability, property, casualty, earthquake and worker's compensation coverages) with Manning & Smith, Wichita, Kansas, a full service commercial insurance broker that has developed a specialty in insuring hotels. During that same period, the IH Lessee placed substantially all of its insurance (including worker's compensation, employment practices liability, and crime) with Manning & Smith. Manning & Smith is a private company of which Mr. DeBoer owns 47% of the stock. Mr. DeBoer has informed the Company that he is not an officer of Manning & Smith and does not participate actively in its management. For the policy period ending November 30, 2000, the gross amount of the premiums paid for coverages placed by Manning & Smith for the Company was approximately $886,000 and for the IH Lessee was approximately $1,302,000.

         Mr. Ruhfus
         ----------

         Mr. Ruhfus is a Trustee of the Company, a shareholder of Wyndham and a Board member of Wyndham. Wyndham is the franchisor of Summerfield Suites and Sierra Suites hotels. Conflicts, therefore, exist between the Company and the Summerfield Lessee and Mr. Ruhfus with respect to the enforcement of the terms of the Percentage Leases with the Summerfield Lessee. In addition, Summerfield Suites hotels that the Company does not own and Sierra Suites hotels may compete with the Hotels for guests, and Wyndham may compete with the Company for acquisition opportunities. Mr. Ruhfus is also Chairman of Summerfield Associates LLP, a private company which may engage in hotel acquisition or development activity. This activity may include the acquisition or development of upscale extended-stay hotels, such as Summerfield Suites (or hotels that can be converted to that brand). In June 1997, the Company acquired seven hotels from affiliates of Rolf E. Ruhfus (the "Summerfield Group"). Due to the potential adverse tax consequences to members of the Summerfield Group that may result from a sale of the Summerfield Hotels, the Company has agreed with the Summerfield Group that for a period of up to seven years following the closing of the acquisition of the Summerfield Hotels, any taxable sale of a Summerfield Hotel will require the consent of the applicable members of the Summerfield Group. In the event that the Company sells Summerfield Hotels without the required consent, the Company will be liable for certain resulting income tax liabilities incurred by the Summerfield Group. Accordingly, the interests of the Company and Mr. Ruhfus may differ with respect to the Hotels, proposed acquisitions of hotels by the Company that are competitive with hotels owned or being considered for acquisition or development by Mr. Ruhfus or his affiliates, proposed acquisitions of hotels or sites by the Company that Mr. Ruhfus or his affiliates may also have an interest in acquiring, or proposed dispositions of the Summerfield Hotels that management believes are in the best interests of the Company.

         Leverage
         --------

         To the extent the Company continues to incur debt, its debt service requirements will reduce cash available for distribution to shareholders. Variable rate debt, such as the Company's Line of Credit, creates higher debt service requirements if interest rates increase, which may decrease cash available for distribution to shareholders. There can be no assurances that the Company will be able to meet its debt service obligations. To the extent that it cannot meet its debt service obligations, the Company risks the loss of some or all of its assets to foreclosure or forced sale. Changes in economic conditions could result in higher interest rates on variable rate debt, including borrowings under the Company's Line of Credit, reduce the availability of debt financing generally or at rates deemed favorable to the Company, reduce cash available for distribution to shareholders and increase the risk of loss upon a sale or foreclosure. The Company also may obtain one or more forms of interest rate protection on variable rate debt (e.g., swap agreements or interest rate cap contracts) and will consider additional long-term fixed-rate financing to further hedge against the possible adverse effects of interest rate fluctuations. Adverse economic conditions could cause the terms on which borrowings become available to be less favorable than at present. In such circumstances, if the Company is in need of capital to repay indebtedness in accordance with its terms or otherwise, it could be required to liquidate one or more investments in Hotels or lose one or more Hotels to foreclosure, either of which could result in a material financial loss to the Company.

         Environmental Matters
         ---------------------

         Under various federal, state and local laws and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous or toxic substances. Furthermore, a person that arranges for the disposal or transports for disposal or treatment of a hazardous substance at a property owned by another may be liable for the costs of removal or remediation of hazardous substances released into the environment at that property. The costs of remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to promptly remediate such substances, may adversely affect the owner's ability to sell real estate or to borrow using such real estate as collateral. In connection with the ownership and operation of the Hotels, the Company, the Partnership or the Lessees, as the case may be, may be potentially liable for any such costs.

         Phase I environmental site assessments ("ESAs") generally are obtained on hotels at the time of acquisition by the Company. The Company generally intends to obtain an ESA on any other hotel acquired in the future. The ESAs are intended to identify potential environmental contamination at the Hotels for which the Company may be responsible. The ESAs included historical reviews of the Hotels, reviews of certain public records, preliminary investigations of the sites and surrounding properties, screening for the presence of hazardous substances, toxic substances and underground storage tanks, and the preparation and issuance of a written report. The ESAs did not include invasive procedures, such as soil sampling or ground water analysis.

         The ESAs have not revealed any environmental liability or compliance concerns that the Company believes would have a material adverse effect on the Company's business, assets, results of operations or liquidity, nor is the Company aware of any such liability. Nevertheless, it is possible that these ESAs do not reveal all environmental liabilities or that there are material environmental liabilities or compliance concerns of which the Company is unaware. Moreover, no assurances can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability, or (ii) the current environmental condition of the Hotels will not be affected by the condition of the properties in the vicinity of the Hotels (such as the presence of leaking underground storage tanks) or by third parties unrelated to the Partnership, the Lessees or the Company.


                FEDERAL INCOME TAX CONSEQUENCES OF THE COMPANY'S
                                STATUS AS A REIT

         This section summarizes the federal income tax issues that you, as a shareholder, may consider relevant. Because this section is a summary, it does not address all of the tax issues that may be important to you. In addition, this section does not address the tax issues that may be important to shareholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, except to the extent discussed in "--Taxation of Tax-Exempt Shareholders" below, financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations, except to the extent discussed in "--Taxation of Non-U.S. Shareholders" below.

         The statements in this section are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations thereof, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

--------------------------------------------------------------------------------
         We urge you to consult your own tax advisor regarding the specific tax consequences to you of owning the common shares and of the Company's election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such ownership and election, and regarding potential changes in applicable tax laws.
--------------------------------------------------------------------------------

Taxation of the Company

         The Company elected to be taxed as a REIT under the federal income tax laws commencing with its short taxable year ended December 31, 1994. We believe that the Company has operated in a manner intended to qualify as a REIT since its election to be a REIT and the Company intends to continue to so operate. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

         The Company's qualification as a REIT depends on its ability to meet on a continuing basis qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that the Company earns from specified sources, the percentage of its assets that fall within specified categories, the diversity of its share ownership, and the percentage of its earnings that it distributes. We describe the REIT qualification tests in more detail below. For a discussion of the tax treatment of the Company and its shareholders if it fails to qualify as a REIT, see "--Failure to Qualify."

         If the Company qualifies as a REIT, it generally will not be subject to federal income tax on the taxable income that it distributes to its shareholders. The benefit of that tax treatment is that the Company avoids the "double taxation," or taxation at both the corporate and shareholder levels, that generally results from owning stock in a corporation. However, the Company will be subject to federal tax in the following circumstances:

         o The Company will pay federal income tax on taxable income, including net capital gain, that it does not distribute to its shareholders during, or within a specified time period after, the calendar year in which the income is earned.

         o The Company may be subject to the "alternative minimum tax" on any items of tax preference that it does not distribute or allocate to its shareholders.

         o    The Company will pay income tax at the highest corporate rate on
              (1) net income from the sale or other disposition of property acquired through foreclosure ("foreclosure property") that it holds primarily for sale to customers in the ordinary course of business and (2) other nonqualifying income from foreclosure property.

         o The Company will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that it holds primarily for sale to customers in the ordinary course of business.

         o If the Company fails to satisfy the 75% gross income test or the 95% gross income test, as described below under "--Requirements for Qualification--Income Tests," and nonetheless continues to qualify as a REIT because it meets other requirements, it will pay a 100% tax on (1) the gross income attributable to the greater of the amounts by which it fails the 75% and 95% gross income tests, multiplied by (2) a fraction intended to reflect its profitability.

         o If the Company fails to distribute during a calendar year at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, it will pay a 4% excise tax on the excess of such required distribution over the amount it actually distributed.

         o The Company may elect to retain and pay income tax on its net long-term capital gain.

         o If the Company acquires any asset from a C corporation, or a corporation generally subject to full corporate-level tax, in a merger or other transaction in which the Company acquires a basis in the asset that is determined by reference to the C corporation's basis in the asset, or another asset, the Company will pay tax at the highest regular corporate rate applicable if it recognizes gain on the sale or disposition of such asset during the 10-year period after it acquires such asset. The amount of gain on which the Company will pay tax is the lesser of (1) the amount of gain that it recognizes at the time of the sale or disposition and (2) the amount of gain that it would have recognized if it had sold the asset at the time it acquired the asset. The rule described in this paragraph will apply assuming that the Company makes an election under IRS Notice 88-19 upon its acquisition of an asset from a C corporation.

Requirements for Qualification

         A REIT is a corporation, trust, or association that meets the following requirements:

         1.   it is managed by one or more trustees or directors;

         2. its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

         3. it would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws;

         4. it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

         5. at least 100 persons are beneficial owners of its shares or ownership certificates;

         6. not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, as defined in the federal income tax laws to include specified entities, during the last half of any taxable year;

         7. it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

         8. it uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws; and

         9. it meets other qualification tests, described below, regarding the nature of its income and assets.

         The Company must meet requirements 1 through 4 during its entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If the Company complies with all the requirements for ascertaining the ownership of its outstanding shares in a taxable year and has no reason to know that it violated requirement 6, it will be deemed to have satisfied requirement 6 for such taxable year. For purposes of determining share ownership under requirement 6, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding the Company's shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

         The Company believes that it has issued sufficient shares of beneficial interest with sufficient diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, the Company's Declaration of Trust restricts the ownership and transfer of its outstanding shares of beneficial interest so that it should continue to satisfy requirements 5 and 6. The provisions of the Declaration of Trust restricting the ownership and transfer of the common shares are described in "Restrictions on Ownership of Shares of Beneficial Interest."

         The Company currently has a significant number of wholly-owned corporate subsidiaries and may have additional corporate subsidiaries in the future. A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is owned by the REIT. The Company's current corporate subsidiaries are "qualified REIT subsidiaries." Thus, in applying the requirements described herein, those subsidiaries and any other "qualified REIT subsidiary" that the Company acquires or forms will be ignored, and all assets, liabilities, and items of income, deduction, and credit of each such subsidiary will be treated as assets, liabilities, and items of income, deduction, and credit of the Company.

         In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, the Company's proportionate share of the assets, liabilities, and items of income of the Partnership, its subsidiary partnerships, and any other partnership in which the Company acquires an interest are treated as assets and gross income of the Company for purposes of applying the various REIT qualification requirements.

         Income Tests

         The Company must satisfy two gross income tests annually to maintain its qualification as a REIT. First, at least 75% of its gross income for each taxable year must consist of defined types of income that it derives, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income. Qualifying income for purposes of the 75% gross income test includes:

         o    rents from real property;

         o interest on debt secured by mortgages on real property or on interests in real property; and

         o dividends or other distributions on and gain from the sale of shares in other REITs.

         Second, in general, at least 95% of the Company's gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, dividends, other types of interest, gain from the sale or disposition of stock or securities, or any combination of the foregoing. Gross income from the sale of property that the Company holds primarily for sale to customers in the ordinary course of business is excluded from both income tests. The following paragraphs discuss the specific application of these tests to the Company.

         Rents. Pursuant to percentage leases, the Lessees lease from the Partnership and the subsidiary partnerships (together, the "Innkeepers Partnerships") the land, buildings, improvements, furnishings and equipment comprising the hotels for up to a 13-year period. The percentage leases provide that the Lessees are obligated to pay (1) the greater of a base rent or percentage rent and (2) other additional charges. The percentage rent is calculated by multiplying fixed percentages by the gross room revenues above and below established thresholds for each of the hotels. The base rent accrues and is required to be paid monthly. Percentage rent is due monthly or quarterly.

         In order for the base rent, the percentage rent, and the additional charges to constitute "rents from real property," the percentage leases must be respected as "true leases" for federal income tax purposes and not treated as service contracts, joint ventures, or some other type of arrangement. The determination of whether the percentage leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

         o    the intent of the parties;
         o    the form of the agreement;
         o the degree of control over the property that is retained by the property owner, such as whether the lessee has substantial control over the operation of the property or whether the lessee is required simply to use its best efforts to perform its obligations under the agreement; and
         o the extent to which the property owner retains the risk of loss with respect to the property, such as whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property.

         In addition, federal income tax law provides that a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether:

         o    the service recipient is in physical possession of the property;
         o    the service recipient controls the property;
         o the service recipient has a significant economic or possessory interest in the property - such as whether the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property - the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs, or the recipient bears the risk of damage to or loss of the property;
         o the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract;
         o the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient; and
         o the total contract price does not substantially exceed the rental value of the property for the contract period.

Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

         The Company believes that the percentage leases will be treated as true leases for federal income tax purposes. Such belief is based, in part, on the following facts:

         o the Innkeepers Partnerships and the Lessees intend for their relationship to be that of a lessor and lessee and such relationship is documented by lease agreements;
         o the Lessees have the right to the exclusive possession, use, and quiet enjoyment of the hotels during the term of the percentage leases;
         o the Lessees bear the cost of, and are responsible for, day-to-day maintenance and repair of the hotels, other than the cost of maintaining underground utilities and structural elements and the cost of certain capital improvements, and dictate how the hotels are operated, maintained, and improved;
         o the Lessees bear all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the percentage leases, other than real and personal property taxes, property and casualty insurance premiums (other than with respect to the Summerfield Hotels, where the Summerfield Lessee is responsible for such premiums), the cost of replacement or refurbishment of furniture, fixtures and equipment, and certain capital expenditures;
         o the Lessees benefit from any savings in the costs of operating the hotels during the term of the percentage leases;

         o in the event of damage to or destruction of a hotel, generally the applicable Lessee is at economic risk because it is obligated either (A) to restore the property to its prior condition, in which event it will bear all costs of such restoration in excess of any insurance proceeds, or (B) to purchase the hotel for an amount generally equal to the fair market value of the property, less any insurance proceeds;
         o each Lessee has indemnified the applicable Innkeepers Partnership against all liabilities imposed on the Innkeepers Partnerships during the term of the percentage leases by reason of (A) injury to persons or damage to property occurring at the hotels, (B) its use, management, maintenance, or repair of the hotels, (C) any environmental liability caused by acts or grossly negligent failures to act of the Lessee, (D) taxes and assessments in respect of the hotels that are the obligation of the Lessee, or
              (E) any breach of the percentage leases or of any sublease of a hotel by the Lessee;
         o the Lessees are obligated to pay substantial fixed rent for the period of use of the hotels;
         o    the Lessees stand to incur substantial losses or reap substantial gains depending on how successfully they operate the hotels;
         o    the Innkeepers Partnerships cannot use the hotels concurrently to provide significant services to entities unrelated to the Lessees; and
         o the total contract price under the percentage leases does not substantially exceed the rental value of the hotels for the term of the percentage leases.

         If the percentage leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that the Innkeepers Partnerships receive from the Lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, the Company likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose its REIT status.

         In order for the base rent, the percentage rent, and the additional charges to constitute "rents from real property," the following conditions must be met:

         o First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

         o Second, neither the Company nor a direct or indirect owner of 10% or more of its shares of beneficial interest may own, actually or constructively, 10% or more of a tenant from whom the Company receives rent.

         o Third, all of the rent received under a lease of real property will not qualify as "rents from real property" unless the rent attributable to the personal property leased in connection with such lease is no more than 15% of the total rent received under the lease.

         o Finally, the Company generally must not operate or manage its real property or furnish or render services to its tenants, other than through an "independent contractor" who is adequately compensated and from whom the Company does not derive revenue. However, the Company need not provide services through an "independent contractor," but instead may provide services directly, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, the Company may provide a minimal amount of "noncustomary" services to the tenants of a property, other than through an independent contractor, as long as its income from the services does not exceed 1% of its income from the related property.

         As stated above, the percentage rent must not be based in whole or in part on the income or profits of any person. Percentage rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages:

         o    are fixed at the time the percentage leases are entered into;
         o are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

         o    conform with normal business practice.

More generally, the percentage rent will not qualify as "rents from real property" if, considering the percentage leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits. Because the percentage rent is based on fixed percentages of the gross room revenues from the hotels that are established in the percentage leases, and the Company has represented that the percentages (1) will not be renegotiated during the term of the percentage leases in a manner that has the effect of basing the percentage rent on income or profits and (2) conform with normal business practice, the percentage rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, the Company has represented that, with respect to other hotel properties that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

         Second, the Company must not own, actually or constructively, 10% or more of any lessee (a "related party tenant"). The constructive ownership rules of the federal income tax laws generally provide that, if 10% or more in value of the Company's shares of beneficial interest is owned, directly or indirectly, by or for any person, the Company is considered as owning the stock owned, directly or indirectly, by or for such person. The Company does not own directly any stock in any Lessee. The Company's Declaration of Trust prohibits any shareholder from transferring common and preferred shares if the transfer would cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of its real property. Thus, the Company should never own, actually or constructively, 10% or more of any lessee. Furthermore, the Company has represented that, with respect to other hotel properties that it acquires in the future, it will not lease any property to a "related party tenant." However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of the shares of beneficial interest, the Company cannot guarantee that such transfers or other events of which it has no knowledge will not cause it to own constructively own 10% or more of a lessee at some future date.

         Third, the Company's rent attributable to personal property leased in connection with a hotel must not exceed 15% of the rent received under the lease. The rent attributable to the personal property in a hotel is the amount that bears the same ratio to total rent for the taxable year as:

         o the average of the adjusted bases of the personal property in the hotel at the beginning and at the end of the taxable year bears to

         o the average of the aggregate adjusted bases of both the real and personal property comprising the hotel at the beginning and at the end of such taxable year (the "adjusted basis ratio").

With respect to certain of the Company's hotels, the adjusted basis ratio has exceeded 15% for certain taxable years. As a consequence, the portion of the rent received with respect to those hotels in those taxable years that is attributable to personal property did not and does not qualify as rents from real property. The amount of disqualified income from those hotels, however, did not and will not prevent the Company from qualifying as a REIT or subject it to any federal income taxation. With respect to the Company's other hotels, if the adjusted basis ratio for any hotel exceeds 15% and the income attributable to excess personal property would prevent the Company from qualifying as a REIT or would subject it to any federal income taxation, a portion of the personal property at that hotel will be acquired or leased (other than from the Company or an Innkeepers Partnership) by the Lessee and the lease payments under the percentage lease will be adjusted appropriately. Further, the Company anticipates that any additional personal property that it acquires will not cause it to lose its REIT status or subject it to any federal income taxation. There can be no assurance, however, that the Internal Revenue Service will not assert that the personal property that the Company acquires has a value in excess of its appraised value, or that a court will not uphold such assertion.

         Finally, neither the Company nor the Innkeepers Partnerships can furnish or render noncustomary services to the tenants of the hotels, or manage or operate the hotels, other than through an independent contractor who is adequately compensated and from whom they do not derive or receive any income. However, the Company may provide a minimal amount of noncustomary services to the tenants of a property, other than through an independent contractor, as long as its income from the services does not exceed 1% of its income from the related property. Provided that the percentage leases are respected as true leases, the Company should satisfy that requirement because neither the Company nor any Innkeepers Partnership performs, nor will it perform, any services other than customary ones for the Lessees. Furthermore, the Company has represented that, with respect to each other hotel property that it acquires in the future, it will not perform noncustomary services with respect to the tenant of the property. As described above, however, if the percentage leases are recharacterized as service contracts or partnership agreements, the rent likely would be disqualified as "rents from real property" because the Innkeepers Partnerships would be considered to furnish or render services to the occupants of the hotels and to manage or operate the hotels other than through an independent contractor. Furthermore, President Clinton as signed into law legislation that will allow the Company to provide services through "taxable REIT subsidiaries." See "--Asset Tests."

         Additional Charges. In addition to the rent, the Lessees are required to pay the additional charges to the Innkeepers Partnerships. To the extent that the additional charges represent either (1) reimbursements of amounts that the Lessees are obligated to pay to third parties or (2) penalties for nonpayment or late payment of such amounts, the additional charges should qualify as "rents from real property." To the extent, however, that the additional charges represent interest accrued on the late payment of the rent or the additional charges, the additional charges should not qualify as "rents from real property," but instead should be treated as interest that qualifies for the 95% gross income test.

         Interest. The term "interest" generally does not include any amount received or accrued if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

         Foreclosure Property. The Company will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the Company holds primarily for sale to customers in the ordinary course of a trade or business. The Company believes that none of its assets is held for sale to customers and that a sale of any such asset would not be in the ordinary course of business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, the Company will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. The Company cannot assure investors, however, that it can comply with such safe-harbor provisions or that it will avoid owning property that may be characterized as property that is held "primarily for sale to customers in the ordinary course of a trade or business."

         Hedging Activities. In the future, the Company and/or an Innkeepers Partnership may enter into hedging transactions with respect to one or more of its assets or liabilities. Those hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. To the extent that the Company or an Innkeepers Partnership enters into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge indebtedness incurred to acquire or carry "real estate assets," any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that the Company or an Innkeepers Partnership hedges with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. The Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

         Failure to Satisfy Income Tests. The Company's investment, through the Innkeepers Partnerships, in the hotels in major part gives rise to income that is qualifying income for purposes of both gross income tests. The Company believes that, other than the late charges attributable to rent, which are treated as interest that qualifies for the 95% gross income test but not the 75% gross income test, those revenues qualify as rents from real property for purposes of both gross income tests. Gains on sales of the hotels or a sale of the Company's interest in the Partnership generally will be qualifying income for purposes of both gross income tests. The Company anticipates that income on its other investments will not result in its failing either gross income test for any year.

         If, however, the Company fails to satisfy one or both of the gross income tests for any taxable year, the Company nevertheless may qualify as a REIT for such year if it qualifies for relief under the federal income tax laws. Those relief provisions generally will be available if:

         o its failure to meet such tests is due to reasonable cause and not due to willful neglect;

         o it attaches a schedule of the sources of its income to its tax return; and

         o any incorrect information on the schedule was not due to fraud with intent to evade tax.

         The Company cannot predict, however, whether in all circumstances it would qualify for the relief provisions. In addition, as discussed above in "--Taxation of the Company," even if the relief provisions apply, the Company would incur a 100% tax on the gross income attributable to the greater of the amounts by which it fails the 75% and 95% gross income tests, multiplied by a fraction intended to reflect its profitability.

         Asset Tests

         To maintain its qualification as a REIT, the Company also must satisfy two asset tests at the close of each quarter of each taxable year. First, at least 75% of the value of its total assets must consist of:

         o    cash or cash items, including receivables;

         o    government securities;

         o interests in real property, including leaseholds and options to acquire real property and leaseholds;

         o    interests in mortgages on real property;

         o    stock in other REITs; and

         o investments in stock or debt instruments during the one-year period following the receipt of new capital that the Company raises through equity offerings or offerings of debt with at least a five-year term.

The second asset test has two components:

         o First, of the Company's investments not included in the 75% asset class, the value of its interest in any one issuer's securities may not exceed 5% of the value of its total assets; and

         o Second, the Company may not own more than 10% of any one issuer's outstanding voting securities.

For purposes of both components of the second asset test, the term "securities" does not include the Company's stock in any qualified REIT subsidiary or its interest in any Innkeepers Partnership.

         If the Company should fail to satisfy the asset tests at the end of a calendar quarter, it would not lose its REIT status if (1) it satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of its assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by the acquisition of one or more nonqualifying assets. If the Company did not satisfy the condition described in clause (2) of the preceding sentence, it still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

         President Clinton recently signed into law legislation (the "Tax Bill") that allows the Company to own up to 100% of the stock of taxable REIT subsidiaries ("TRSs"), which can perform activities unrelated to the Company's tenants, such as third-party management, development, and other independent business activities, as well as provide services to the Company's tenants. The Company and a subsidiary must elect for the subsidiary to be treated as a TRS. The Tax Bill also would prevent the Company from owning more than 10% of the voting power or value of the stock of a taxable subsidiary that is not treated as a TRS. Prior to the Tax Bill, the Company only was prohibited from owning more than 10% of the voting stock of a taxable subsidiary. Overall, no more than 20% of the Company's assets can consist of securities of TRSs under the Tax Bill. The TRS provisions of the Tax Bill apply for taxable years beginning after December 31, 2000.

         Distribution Requirements

         Each taxable year, the Company must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to its shareholders in an aggregate amount at least equal to:

         o the sum of (1) 95% of its "REIT taxable income," computed without regard to the dividends paid deduction and its net capital gain or loss, and (2) 95% of its after-tax net income, if any, from foreclosure property; minus

         o    the sum of specified items of noncash income.

The Company must pay such distributions in the taxable year to which they relate, or in the following taxable year if it declares the distribution before it timely files its federal income tax return for such year and pays the distribution on or before the first regular dividend payment date after such declaration. Under the Tax Bill, the 95% distribution requirement discussed above was reduced to 90% for taxable years beginning after December 31, 2000.

         The Company will pay federal income tax on taxable income, including net capital gain, that it does not distribute to its shareholders. Furthermore, if (a) the Company fails to distribute during a calendar year, or by the end of January following such calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

         o    85% of its REIT ordinary income for such year;

         o    95% of its REIT capital gain income for such year; and

         o    any undistributed taxable income from prior periods,

then (b) the Company will incur a 4% nondeductible excise tax on the excess of such required distribution over the amount it actually distributed.

         The Company may elect to retain and pay income tax on the net long-term capital gain it receives in a taxable year. See "--Taxation of Taxable U.S. Shareholders." If the Company so elects, it will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. The Company has made, and intends to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

         It is possible that, from time to time, the Company may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. For example, under some of the percentage leases, the percentage rent is not due until 30 days after the end of the calendar quarter. In that case, the applicable Innkeepers Partnership still would be required to recognize as income the excess of the percentage rent over the base rent paid by the Lessee in the calendar quarter to which such excess relates. In addition, the Company may not deduct recognized capital losses from its "REIT taxable income." Further, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. As a result of the foregoing, the Company may have less cash than is necessary to distribute all of its taxable income and thereby avoid corporate income tax and the 4% excise tax. In such a situation, the Company may need to borrow funds or issue additional shares of beneficial interest.

         The Company may be able to correct a failure to meet the 95% distribution requirement for a year by paying "deficiency dividends" to its shareholders in a later year. The Company may include such deficiency dividends in its deduction for dividends paid for the earlier year. Although the Company may be able to avoid income tax on amounts distributed as deficiency dividends, it will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction it takes for deficiency dividends.

         Recordkeeping Requirements

         The Company must maintain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, it must request on an annual basis information from its shareholders designed to disclose the actual ownership of its outstanding shares of beneficial interest. The Company has complied, and intends to continue to comply, with such requirements.

Failure to Qualify

         If the Company fails to qualify as a REIT in any taxable year, and no relief provision applies, it would be subject to federal income tax and any applicable alternative minimum tax on its taxable income at regular corporate rates. In calculating its taxable income in a year in which it fails to qualify as a REIT, the Company would not be able to deduct amounts paid out to shareholders. In fact, it would not be required to distribute any amounts to shareholders in such year. In such event, to the extent of its current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Subject to limitations, corporate shareholders might be eligible for the dividends received deduction. Unless the Company qualified for relief under specific statutory provisions, it also would be disqualified from taxation as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. The Company cannot predict whether in all circumstances it would qualify for such statutory relief.

Taxation of Taxable U.S. Shareholders

         As long as the Company qualifies as a REIT, a taxable "U.S. shareholder" must take into account as ordinary income distributions made out of the Company's current or accumulated earnings and profits that the Company does not designate as capital gain dividends or retained long-term capital gain. A U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. As used herein, the term "U.S. shareholder" means a holder of shares of beneficial interest that for U.S. federal income tax purposes is:

         o    a citizen or resident of the United States;

         o a corporation, partnership, or other entity created or organized in or under the laws of the United States or of a political subdivision thereof;

         o an estate whose income from sources outside the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States; or

         o any trust with respect to which (1) a U.S. court is able to exercise primary supervision over the administration of such trust and (2) one or more U.S. persons have the authority to control all substantial decisions of the trust.

         A U.S. shareholder generally will recognize distributions that the Company designates as capital gain dividends as long-term capital gain without regard to the period for which the U.S. shareholder has held its common shares. The Company generally will designate capital gain dividends as either 20% or 25% rate distributions. A corporate U.S. shareholder, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

         The Company may elect to retain and pay income tax on the net long-term capital gain that it receives in a taxable year. In that case, a U.S. shareholder would be taxed on its proportionate share of the Company's undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax the Company paid. The U.S. shareholder would increase the basis in its common shares by the amount of its proportionate share of the Company's undistributed long-term capital gain, minus its share of the tax the Company paid.

         A U.S. shareholder will not incur tax on a distribution in excess of the Company's current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of the U.S. shareholder's common shares. Instead, such distribution will reduce the adjusted basis of such common shares. A U.S. shareholder will recognize a distribution in excess of both the Company's current and accumulated earnings and profits and the U.S. shareholder's adjusted basis in its common shares as long-term capital gain, or short-term capital gain if the common shares have been held for one year or less, assuming the common shares are a capital asset in the hands of the U.S. shareholder. In addition, if the Company declares a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by the Company and received by the U.S. shareholder on December 31 of such year, provided that the Company actually pays the distribution during January of the following calendar year.

         Shareholders may not include in their individual income tax returns any of the Company's net operating losses or capital losses. Instead, the Company generally would carry over such losses for potential offset against its future income. Taxable distributions from the Company and gain from the disposition of the common shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses," such as losses from some types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from the Company and gain from the disposition of common shares generally will be treated as investment income for purposes of the investment interest limitations. The Company will notify shareholders after the close of its taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

         Taxation of U.S. Shareholders on the Disposition of the Common Shares

         In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of the common shares as long-term capital gain or loss if the U.S. shareholder has held the common shares for more than one year and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of common shares held by such shareholder for six months or less as a long-term capital loss to the extent of capital gain dividends and other distributions from the Company that the U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of the common shares may be disallowed if the U.S. shareholder purchases other common shares within 30 days before or after the disposition.

         Capital Gains and Losses

         A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%. The maximum tax rate on long-term capital gain applicable to noncorporate taxpayers is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property," or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions that the Company designates as capital gain dividends and any retained capital gain that it is deemed to distribute, the Company generally may designate whether such a distribution is taxable to its noncorporate shareholders at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for noncorporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A noncorporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A noncorporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

         Information Reporting Requirements and Backup Withholding

         The Company will report to its shareholders and to the Internal Revenue Service the amount of distributions it pays during each calendar year and the amount of tax it withholds, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions unless such holder (1) is a corporation or comes within another exempt category and, when required, demonstrates this fact or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide the Company with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their nonforeign status to the Company. The Treasury Department has issued final regulations regarding the backup withholding rules as applied to non-U.S. shareholders. Those regulations alter the procedural aspects of backup withholding compliance and are effective for distributions made after December 31, 2000.

Taxation of Tax-Exempt Shareholders

         Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities, generally are exempt from federal income taxation. However, they are subject to tax on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that the Company distributes to tax-exempt shareholders generally should not constitute unrelated business taxable income.

         If, however, a tax-exempt shareholder were to finance its acquisition of the common shares with debt, a portion of the income that it receives from the Company would constitute unrelated business taxable income pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from the Company as unrelated business taxable income. Finally, a qualified employee pension or profit sharing trust that owns more than 10% of the Company's shares of beneficial interest may be required to treat a percentage of the dividends that it receives from the Company as unrelated business taxable income. Such percentage is equal to the gross income that the Company derives from an unrelated trade or business, determined as if it were a pension trust, divided by its total gross income for the year in which it pays the dividends. That rule applies to a pension trust holding more than 10% of the Company's shares of beneficial interest only if:

         o the percentage of the Company's dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

         o the Company qualifies as a REIT by reason of the modification of the rule requiring that no more than 50% of its shares be owned by five or fewer individuals, which modification allows the beneficiaries of the pension trust to be treated as holding its shares of beneficial interest in proportion to their actuarial interests in the pension trust; and

         o either (1) one pension trust owns more than 25% of the value of the Company's shares of beneficial interest or (2) a group of pension trusts individually holding more than 10% of the value of its shares of beneficial interest collectively owns more than 50% of the value of its shares of beneficial interest.

Taxation of Non-U.S. Shareholders

         The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, "non-U.S. shareholders") are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of the common shares, including any reporting requirements.

         A non-U.S. shareholder that receives a distribution that is not attributable to gain from the Company's sale or exchange of U.S. real property interests, as defined below, and that the Company does not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that the Company pays such distribution out of its current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions. The non-U.S. shareholder also may be subject to the 30% branch profits tax if it is a non-U.S. corporation. The Company plans to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

         o a lower treaty rate applies and the non-U.S. shareholder files the required form evidencing eligibility for that reduced rate with the Company; or

         o the non-U.S. shareholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income.

         The Treasury Department has issued final regulations that modify the manner in which the Company will comply with the withholding requirements. Those regulations are effective for distributions made after December 31, 2000.

         A non-U.S. shareholder will not incur tax on a distribution in excess of the Company's current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of the shareholder's common shares. Instead, the distribution will reduce the adjusted basis of the shareholder's common shares. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both the Company's current and accumulated earnings and profits and the adjusted basis of its common shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its common shares, as described below. Because the Company generally cannot determine at the time it makes a distribution whether the distribution will exceed its current and accumulated earnings and profits, it normally will withhold tax on the entire amount of any distribution at the same rate as it would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that the Company withholds if it is later determined that a distribution in fact exceeded the Company's current and accumulated earnings and profits.

         The Company must withhold 10% of any distribution that exceeds its current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that it does not do so, it will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

         For any year in which the Company qualifies as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from its sale or exchange of "U.S. real property interests" under special provisions of the federal income tax laws ("FIRPTA"). The term "U.S. real property interests" includes interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property. Under those rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on a distribution attributable to gain from sales of U.S. real property interests at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. The Company must withhold 35% of any distribution that it could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount withheld.

         A non-U.S. shareholder generally will not incur tax under FIRPTA as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of the Company's outstanding shares of beneficial interest. The Company cannot assure you that test will be met. However, a non-U.S. shareholder that owned, actually or constructively, 5% or less of the common shares at all times during a specified testing period will not incur tax under FIRPTA if the common shares are "regularly traded" on an established securities market. If the gain on the sale of the common shares were taxed under FIRPTA, a non-U.S. shareholder would be taxed in the same manner as U.S. shareholders with respect to such gain, subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. Furthermore, a non-U.S. shareholder will incur tax on gain not subject to FIRPTA if:

         o the gain is effectively connected with the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain; or

         o the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains.

Other Tax Consequences

         State and Local Taxes

         The Company, the Innkeepers Partnerships, and you may be subject to state and local tax in various states and localities, including those states and localities in which the Company or you transact business, own property, or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon the ownership of the common shares.

Tax Aspects of the Company's Investment in the Innkeepers Partnerships

         The following discussion summarizes the federal income tax considerations applicable to the Company's direct or indirect investments in the Innkeepers Partnerships. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

         Classification as a Partnership

         The Company is entitled to include in its income its distributive share of an Innkeepers Partnership's income and to deduct its distributive share of a hotel partnership's losses only if the partnership is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An organization will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

         o is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the "check-the-box regulations"); and

         o    is not a "publicly traded" partnership.

         Under the check-the-box regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997, such as the Partnership (and certain other Innkeepers Partnerships), will be respected for all periods prior to January 1, 1997 if:

         o    the entity had a reasonable basis for its claimed classification;

         o the entity and all members of the entity recognized the federal tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997; and

         o neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination.

         Each Innkeepers Partnership in existence prior to January 1, 1997 reasonably claimed partnership classification under the Treasury regulations relating to entity classification in effect prior to January 1, 1997. In addition, each Innkeepers Partnership intends to continue to be classified as a partnership for federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the check-the-box regulations.

         A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership's gross income for such year consists of passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the "90% passive income exception").

         Treasury regulations provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the "private placement exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if:

         o all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended; and
         o the partnership does not have more than 100 partners at any time during the partnership's taxable year.

In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if:

         o substantially all of the value of the owner's interest in the entity is attributable to the entity's direct or indirect interest in the partnership; and

         o a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation.

Each Innkeepers Partnership qualifies for the private placement exclusion.

         If an Innkeepers Partnership is considered a publicly traded partnership because it is deemed to have more than 100 partners, it should not be treated as a corporation because it should be eligible for the 90% passive income exception. If, however, for any reason an Innkeepers Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, the Company would not be able to qualify as a REIT. See "Federal Income Tax Consequences of the Company's Status as a REIT -- Requirements for Qualification -- Income Tests" and "-- Requirements for Qualification -- Asset Tests." In addition, any change in the Innkeepers Partnership's status for tax purposes might be treated as a taxable event, in which case the Company might incur tax liability without any related cash distribution. See "Federal Income Tax Consequences of the Company's Status as a REIT -- Requirements for Qualification -- Distribution Requirements." Further, items of income and deduction of the Innkeepers Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, the Innkeepers Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the Innkeepers Partnership's taxable income.

         Income Taxation of the Innkeepers Partnerships and Their Partners

         Partners, Not Partnership, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, the Company is required to take into account its allocable share of each Innkeepers Partnership's income, gains, losses, deductions, and credits for any taxable year of such Innkeepers Partnership ending within or with its taxable year, without regard to whether the Company has received or will receive any distribution from the partnership.

         Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Innkeepers Partnership's allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

         Tax Allocations With Respect to Contributed Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

         The Partnership was formed by way of contributions of appreciated property and has received contributions of appreciated property since the Company's initial public offering. The partnership agreement governing the Partnership requires such allocations to be made in a manner consistent with the federal income tax laws governing partnership allocations.

         Under the partnership agreement for the Partnership, depreciation or amortization deductions of the Partnership generally are allocated among the partners in accordance with their respective interests in the Partnership, except to the extent that the Partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in the Company receiving a disproportionate share of such deductions. In addition, gain on the sale of a contributed hotel will be specially allocated to the contributing partners to the extent of any "built-in" gain with respect to such hotel for federal income tax purposes.

         Basis in Partnership Interest. The Company's adjusted tax basis in the Partnership (through its wholly-owned subsidiary) generally is equal to the following:

         o the amount of cash and the basis of any other property the Company has contributed to the Partnership;

         o increased by (1) its allocable share of the Partnership's income and (2) its allocable share of the Partnership's indebtedness; and

         o reduced, but not below zero, by (1) its allocable share of the Partnership's loss and (2) the amount of cash distributed to the Company, including constructive distributions resulting from a reduction in its share of the Partnership's indebtedness.

If the allocation of the Company's distributive share of the Partnership's loss would reduce its adjusted tax basis in its partnership interest below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce its adjusted tax basis below zero. To the extent that the Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Partnership, which is considered a constructive cash distribution, would reduce its adjusted tax basis below zero, such distributions would constitute taxable income to the Company. Such distributions and constructive distributions normally will be characterized as capital gain, and, if the Company's partnership interest in the Partnership has been held for longer than one year, the distributions and constructive distributions will constitute long-term capital gain.

         Depreciation Deductions Available to the Innkeepers Partnerships. To the extent that an Innkeepers Partnership has acquired a hotel for cash, its initial basis in such hotel for federal income tax purposes generally was equal to the purchase price paid by the Innkeepers Partnership. The Innkeepers Partnerships depreciate such depreciable hotel property under either the modified accelerated cost recovery system of depreciation ("MACRS") or the alternative depreciation system of depreciation ("ADS"). The Innkeepers Partnerships use MACRS for furnishings and equipment. Under MACRS, the Innkeepers Partnerships generally depreciate such furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention. If, however, the Innkeepers Partnerships place more than 40% of their furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. The Innkeepers Partnerships use ADS for buildings and improvements. Under ADS, the Innkeepers Partnerships generally depreciate such buildings and improvements over a 40-year recovery period using a straight line method and a mid-month convention.

         To the extent that the Partnership has acquired hotels in exchange for Units, its initial basis in each hotel for federal income tax purposes should be the same as the transferor's basis in that hotel on the date of acquisition. Although the law is not entirely clear, the Partnership generally depreciates such depreciable property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The Partnership's tax depreciation deductions are allocated among the partners in accordance with their respective interests in the Partnership, except to the extent that the Partnership is required under the federal income tax laws to use a method for allocating depreciation deductions attributable to the hotels or other contributed properties that results in the Company receiving a disproportionately large share of such deductions.

         Sale of an Innkeepers Partnership's Property

         Generally, any gain realized by an Innkeepers Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized on the disposition of contributed properties will be allocated first to the partners of an Innkeepers Partnership to the extent of their "built-in gain" on those properties for federal income tax purposes. The partners' "built-in gain" on the contributed properties sold will equal the excess of the partners' proportionate share of the book value of those properties over the partners' tax basis allocable to those properties at the time of the sale. Any remaining gain recognized by an Innkeepers Partnership on the disposition of the contributed properties, and any gain recognized by an Innkeepers Partnership or the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the partnership.

         The Company's share of any gain realized by an Innkeepers Partnership on the sale of any property held by the partnership as inventory or other property held primarily for sale to customers in the ordinary course of the partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. See "Federal Income Tax Consequences of the Company's Status as a REIT -- Requirements for Qualification -- Income Tests." The Company, however, does not presently intend to allow any Innkeepers Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of the Company's or any Innkeepers Partnership's trade or business.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Common Shares. All proceeds from the sale of the Common Shares will be for the account of the selling shareholders, as described below.

                              SELLING SHAREHOLDERS

         Each of the selling shareholders is an executive officer of the Company. The Common Shares registered hereunder were granted to the Selling Shareholders under the 1994 Share Incentive Plan subject to certain vesting schedules. The table sets forth as of June 30, 2000, and as adjusted to reflect the sale of all 407,188 Common Shares, certain information regarding the Selling Shareholders' beneficial ownership of Common Shares.

                                                Prior to Offering                       After Offering
                                                -----------------                       --------------
                                                              Common Shares
     Selling Shareholder            Shares Owned(1)       Registered Hereunder          Shares Owned(1)
     -------------------            ---------------       --------------------          ------------
Jeffrey H. Fisher                     2,343,380(2)                360,000                  1,983,380

David Bulger                            170,761                    39,688                   131,073

Gregory M. Fay                          144,018                    38,125                   105,893

Mark A. Murphy                          162,283                    38,125                   124,158

--------------------------------
(1) For each selling shareholder, assumes that (a) all units of limited partnership interest in the Partnership held by the named person are redeemed for Common Shares, (b) the named person exercised all options to acquire Common Shares held by him which are currently exercisable or which become exercisable on or before September 1, 2000 and (c) the named person exercised his right to convert all of his Series A Cumulative Convertible Preferred Shares of Beneficial Interest of the Company into Common Shares. Outstanding Units may be tendered for redemption by the limited partners on a one-for-one basis for Common Shares, or at the election of the Company an equivalent amount of cash. Prior to the offering Mr. Fisher owned approximately 6.3% of the outstanding Common Shares, and each of Messrs. Bulger, Fay and Murphy owned less that 1% of the outstanding Common Shares.
(2) Includes 278,813 shares owned by the IH Lessee, in which Mr. Fisher owns 80% of the capital stock. Mr. Fisher disclaims beneficial ownership of 55,763 (20%) of the included shares owned by the IH Lessee.

                              PLAN OF DISTRIBUTION

         Common shares may be offered and sold under this prospectus from time to time to purchasers directly by the selling shareholders or their pledgees, donees, transferees or successors in interest. Alternatively, the selling shareholders or their pledgees, donees, transferees or other successors in interest may from time to time offer and sell common shares under this prospectus through brokers, dealers or agents. These offers and sales may be made from time to time in one or more transactions (which may involve crosses or block trade transactions, with a broker or dealer acting as principal, agent, or both) (i) on any exchange or in the over-the-counter market, (ii) other than in the over-the-counter market, including privately negotiated transactions, or
(iii) in settlement of short sales of the common shares, puts, calls and other transactions in securities of the Company or derivatives thereof (whether listed on an exchange or not). The price(s) at which such common shares are offered or sold may be stipulated by the selling shareholders, negotiated by the parties or at the then-prevailing market price(s). Any brokers, dealers or agents involved in such transactions may receive compensation in the form of commissions from the selling shareholders or their transferees and/or the purchasers of common shares for whom they may act as agent. The selling shareholders or their transferees and any brokers, dealers or agents that participate in the distribution of common shares under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit on the sale of common shares by them and any commissions received by any such brokers, dealers or agents may be deemed to be underwriting commissions under the Securities Act of 1933.

         At the time a particular offer of common shares is made under this prospectus by the selling shareholders or their pledgees, donees or transferees, a prospectus supplement, if required, may be distributed which will set forth the name of any transferees of the Units or common shares, any broker-dealers or agents and any commissions and other terms constituting compensation from the selling shareholders and any other required information. Common shares may be sold under this prospectus from time to time at varying prices determined at the time of sale or at negotiated prices.

         In certain states common shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, common shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

                                     EXPERTS

         The consolidated financial statements and related financial statement schedule of Innkeepers USA Trust, as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 and the combined financial statements of the IH Lessee as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the issuance of the common shares offered pursuant to this prospectus will be passed upon for the Company by Hunton & Williams, Richmond, Virginia.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC"s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC"s Website at "http://www.sec.gov."

         The SEC allows us to "incorporate by reference" into this prospectus certain information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus:

         o    Annual Report on Form 10-K for the year ended December 31, 1999;

         o Quarterly Reports on Form 10-Q for the three months ended March 31, 2000 and June 30, 2000; and

         o The descriptions of the common shares and Series A Preferred Shares contained in our Registration Statements on Form 8-A, filed with the SEC on September 19, 1996 and September 4, 1998.

         You may request a copy of these filings, at no cost, by writing or telephoning:

                              Innkeepers USA Trust
                             306 Royal Poinciana Way
                            Palm Beach, Florida 33480
                          Attention: Investor Relations
                            Telephone: (561) 835-1800

         As you read the above documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this prospectus, you should rely on the statements made in the most recent document.

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

================================================================================
         No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock, in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.



           ---------------------
             TABLE OF CONTENTS
           ---------------------

                                                   Page
                                                   ----


A WARNING ABOUT FORWARD-LOOKING STATEMENTS..........2
INNKEEPERS USA TRUST................................2
SECURITIES TO BE OFFERED............................3
RESTRICTIONS ON OWNERSHIP AND TRANSFER..............4
FEDERAL INCOME TA CONSEQUENCES OF THE
     COMPANY'S STATUS AS A REIT.....................5
SELLING SHAREHOLDERS...............................27
PLAN OF DISTRIBUTION...............................28
EPERTS.............................................28
LEGAL MATTERS......................................29
WHERE YOU CAN FIND MORE INFORMATION................29


                 ----------------

================================================================================

================================================================================




                              INNKEEPERS USA TRUST



                                 407,188 Shares


                                  Common Shares





                             ----------------------

                                   PROSPECTUS

                             ----------------------




                                 August 4, 2000


================================================================================

PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents filed by Innkeepers USA Trust (the "Company") with the Commission (file No. 001-12201) are incorporated herein by reference and made a part hereof: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000; and (iii) the description of the Company's common shares of beneficial interest, par value $.01 per share ("Common Shares") contained in the Company's Registration Statement on Form 8-A, filed with the Commission on September 19, 1996.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of the Prospectus and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of the Prospectus to the extent that a statement contained in the Registration Statement or in any other subsequently filed document that is incorporated by reference in this Registration Statement modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Prospectus.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Maryland law applicable to real estate investment trusts ("REIT"s), such as the Company, permits a Maryland REIT to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from
(a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

         The Declaration of Trust of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former Trustee or officer or (b) any individual who, while a Trustee of the Company and at the request of the Company, serves or has served another REIT, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such REIT, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former Trustee or officer who is made a party to the proceeding by reason of his service in that capacity or (ii) any individual who, while a Trustee of the Company and at the request of the Company, serves or has served another REIT, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such REIT, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Declaration of Trust and

Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company. The Bylaws require the Company to indemnify a Trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

         Maryland law applicable to REITs permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as is permitted by Maryland law for directors and officers of Maryland corporations. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. The Bylaws of the Company require it, as a condition to advancing expenses, to obtain (a) a written affirmation by the Trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

Item 7.  Exemption from Registration Claimed.

         The issuance of the Common Shares being offered by the Form S-3 resale prospectus were deemed exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act.

Item 8.  Exhibits.

Exhibit No.

4.1      -        Amended and Restated Declaration of Trust of the Registrant
                  (previously filed as Exhibit 3.1 to the Company's Registration
                  Statement on Form S-11 (Registration No. 33-81362) and incorporated by reference herein)

4.1(a)   -        Amendment of Declaration of Trust of the Registrant
                  (previously filed as Exhibit 3.1 to Registration Statement on
                  Form S-11 (Registration No. 33-81362) and incorporated by reference herein)

4.1(b)   -        Articles Supplementary to the Declaration of Trust of the
                  Registrant (previously filed as Exhibit 3.1(b) to the Company's Registration Statement on Form S-3 (Registration No.
                  333-58811) and incorporated by reference herein).

4.2      -        Bylaws of the Registrant (previously filed as Exhibit 3.2 to the Company's Registration Statement on Form S-11
                  (Registration No. 33-81362) and incorporated by reference herein)

5.1*     -        Opinion of Hunton & Williams as to the legality of the
                  securities being registered.

23.1*    -        Consent of PricewaterhouseCoopers LLP

23.2*    -        Consent of Hunton & Williams (included in the opinion filed as
                  Exhibit 5.1 to the Registration Statement).

24.1*    -        Power of Attorney  (included on signature page)

*  Filed herewith

Item 9.  Undertakings

         (a)      The undersigned registrant hereby undertakes:

         1. To file, during any period in which offers or sales are made, a post-effective amendment to this registration statement,

                                                     (i) To include any
                                    prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                                                     (ii) To reflect in the
                                    prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                                                     (iii) To include any
                                    material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") that are incorporated by reference in the registration statement.

         2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Palm Beach, State of Florida, on this 3rd day of August, 2000.


                                            INNKEEPERS USA TRUST


                                            By /s/ Jeffrey H. Fisher
                                               --------------------------------
                                                  Jeffrey H. Fisher
                                            Chairman of the Board, Chief
                                            Executive Officer and President



                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Jeffrey H. Fisher and Mark A. Murphy, and each or either of them, his true and lawful attorney-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, as amended, and to cause the same to be filed with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on the 3rd day of August, 2000 by the following persons in the capacities indicated.



 /s/ Jeffrey H. Fisher               Chairman of the Board, President and
-------------------------------      Chief Executive Officer (Principal
      Jeffrey H. Fisher              Executive Officer)



 /s/ Miles Berger                    Trustee
-------------------------------
     Miles Berger


/s/  Thomas J. Crocker               Trustee
-------------------------------
     Thomas J. Crocker


/s/  Jack P. DeBoer                  Trustee
-------------------------------
     Jack P. DeBoer


/s/  C. Gerald Goldsmith             Trustee
-------------------------------
     C. Gerald Goldsmith


/s/  Rolf E. Ruhfus                  Trustee
-------------------------------
     Rolf E. Ruhfus


/s/  Bruce Zenkel                    Trustee
-------------------------------
     Bruce Zenkel


/s/  David Bulger                    Chief Financial Officer and Treasurer
-------------------------------      (Principal Financial Officer)
     David Bulger


/s/  Gregory M. Fay                  Vice President of Accounting
-------------------------------
     Gregory  M. Fay

                                  EXHIBIT INDEX

Exhibit No.

3.1      -        Amended and Restated Declaration of Trust of the Registrant
                  (previously filed as Exhibit 3.1 to the Company's Registration
                  Statement on Form S-11 (Registration No. 33-81362) and incorporated by reference herein)

4.1(a)   -        Amendment of Declaration of Trust of the Registrant
                  (previously filed as Exhibit 3.1 to Registration Statement on
                  Form S-11 (Registration No. 33-81362) and incorporated by reference herein)

4.1(b)   -        Articles Supplementary to the Declaration of Trust of the
                  Registrant (previously filed as Exhibit 3.1(b) to the Company's Registration Statement on Form S-3 (Registration No.
                  333-58811) and incorporated by reference herein).

4.2      -        Bylaws of the Registrant (previously filed as Exhibit 3.2 to the Company's Registration Statement on Form S-11
                  (Registration No. 33-81362) and incorporated by reference herein)

5.1*     -        Opinion of Hunton & Williams as to the legality of the
                  securities being registered.

23.1*    -        Consent of PricewaterhouseCoopers LLP

23.2*    -        Consent of Hunton & Williams (included in the opinion filed as
                  Exhibit 5.1 to the Registration Statement).

24.1*    -        Power of Attorney (included on signature page)

*  Filed herewith